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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-48030, 33-48348, 33-65472, 333-65666, 33-93324, 333-12325, 333-27011, 333-56179, 333-65664, 333-79549, 333-104362, 333-115458, 333-134482, 333-147277, 333-150946 and 333-150945 and Form S-3 No. 333-153543) of Vertex Pharmaceuticals Incorporated of our reports dated February 12, 2009, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 12, 2009

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  Exhibit 23.1